Exhibit 99.5

Monster Offers Now Launches Strategy to Go On Aggressive Acquisition Campaign Seeking Companies to Increase Revenues and Cash Flows

SAN DIEGO--(BUSINESS WIRE)--Monster Offers (OTCBB: MONT) announced today after receiving 8,000,000 shares in exchange for its Lead Generation Segment, it will have 12,000,000 shares of stock adjusting for the forthcoming dividend to begin making strategic acquisitions.

NOTE TO SHAREHOLDERS: All shareholders who own and buy stock between now and December 1, 2010 will also receive the stock dividend. It is important to recognize that the stock which the Company has for acquisitions will not dilute the current shareholders as these shares were already outstanding.

Due to the explosive "Deal of the Day" industry and since the launch of the MonsterOffers.com "Deal of the Day" Multi-Match Search Engine on the Internet, the Company has been receiving many inquiries from many companies, in the "Deal of the Day" marketplace, who want to partner or be acquired by the Company. Monster Offers is currently negotiating with several acquisition targets.

To follow the required reporting requirements of the U.S. Securities and Exchange Commission, the Company has created a strategic partnership and stock acquisition strategy, whereby the Company will agree in advance to a stock valuation purchase, but will not finalize the agreement with the private company until the valuation and audit from a PCOAB accounting firm verifies the value reached by both companies.

"Shareholders take note, we are looking at several opportunities to make strategic acquisitions to build our core social commerce business, and we are negotiating hard to make our first acquisition. With the extra shares based on the dividend, management values the restricted shares, available for acquisitions, at twelve million ($12,000,000) dollars based on today's market price. Of course, there are no guarantees that we can reach an agreement for a strategic opportunity and there are no guarantees that our stock valuation won't go down. Each strategic opportunity will be evaluated on its own merits," stated Paul Gain, Chairman and CEO of the Company.

About Monster Offers:

Monster Offers is an emerging online technology company specializing in social media commerce and advertising solutions for large Companies and Non Profit Organizations.

For more information about Monster Offers, please visit www.monsteroffers.com. To follow Monster Offers on Twitter, please go to: www.twitter.com/MonsterOffers.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the management appointment described in this press release, and other risks identified in the filings by Monster Offers (MONT), with the Securities and Exchange Commission. Further information on risks faced by MONT are detailed in the Form 10-K for the year ended December 31, 2009, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Monster Offers does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts
Monster Offers
Paul Gain, CEO
760-208-4905


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